The Growth Fund of America

August 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K, 72DD1 and 72DD2, 73A1 and 73A2, 74 A-T, 74U1 and74U2, and 74V1 and 74V2 and 75 complete answers are as follows:

Item 48K and K2

Step	Asset Value (000's omitted)
K1) Maximum Asset Value	$210,000,000
K2) Maximum Fee Rate	0.233%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$213,008
Class B	-
Class C	-
Class F1	$31,682
Class F2	$29,050
Total	$273,740
Class 529-A	$13,249
Class 529-B	-
Class 529-C	-
Class 529-E	$78
Class 529-F1	$791
Class R-1	-
Class R-2	-
Class R-2E	-
Class R-3	$2,312
Class R-4	$23,161
Class R-5	$32,633
Class R-6	$63,944
Total	$136,168

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1375
Class B	-
Class C	-
Class F1	$0.1166
Class F2	$0.2432
Class 529-A	$0.1123
Class 529-B	-
Class 529-C	-
Class 529-E	$0.0142
Class 529-F1	$0.1986
Class R-1	-
Class R-2	-
Class R-2E	-
Class R-3	$0.0123
Class R-4	$0.1334
Class R-5	$0.2588
Class R-6	$0.2808

Item 74A through 74T
Condensed balance sheet data: (in thousands except per share amounts)

A) Cash	$11,791
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$10,976,154
D) Long - term debt securities including convertible debt	$289,656
E) Preferred, convertible preferred, and adjustable rate preferred stock	$92,503
F) Common Stock	$133,778,602
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$121,282
J) Receivables from portfolio instruments sold	$170,024
K) Receivables from affiliated persons	$0
L) Other receivables	$219,078
M) All other assets	$0
N) Total assets	$145,659,090
O) Payables for portfolio instruments purchased	$192,223
P) Amounts owed to affiliated persons	$110,670
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$154,437
S) Senior equity	$0
T) Net Assets of Common shareholders	$145,201,760

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,584,113
Class B	19,476
Class C	140,333
Class F1	227,779
Class F2	184,890
Total	2,156,591
Class 529-A	125,125
Class 529-B	3,554
Class 529-C	32,301
Class 529-E	5,730
Class 529-F1	4,313
Class R-1	12,076
Class R-2	55,261
Class R-2E	-*
Class R-3	181,227
Class R-4	168,938
Class R-5	116,620
Class R-6	265,087
Total	970,232

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$46.70
Class B	$44.84
Class C	$44.41
Class F1	$46.40
Class F2	$46.71
Class 529-A	$46.35
Class 529-B	$44.71
Class 529-C	$44.58
Class 529-E	$45.94
Class 529-F1	$46.33
Class R-1	$44.88
Class R-2	$45.17
Class R-2E	$46.70
Class R-3	$45.94
Class R-4	$46.38
Class R-5	$46.73
Class R-6	$46.80

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$137,040,364

*Amount less than one thousand